                                 October 1, 2002

The Honorable John J. Golden

Dear Judge Golden:

         In light of the Court's statements at page 3, lines 11 through 23 of its September 27 "Order Re Motions to Vacate Stay" (which references the
Declaration of Jared Carter), it is our understanding that the Order does not have the purpose or effect of enjoining timber operations that are authorized by
Timber Harvesting Plans ("THPs") that were previously approved by CDF prior to issuance of the August 29 Stay Order. We base this understanding on the Court's statement that

         This relief is expected to result from allowing prosecution of the pending THPs, so as to allow real parties to complete their harvesting plans for the year 2002 (see Carter declaration, paragraph 9) and have a profitable year (see Carter declaration, paragraph 14) while preparing new THPs and streambed alteration proposals for submission on criteria that apply generally (see Carter declaration, paragraphs 7 and
         8) during wet or winter months when most harvesting does not occur (see
         Carter declaration, paragraph 9).

Order at 3:17-23 (emphasis added).

         Paragraph 9 of the Carter Declaration explained that "[t]he Company does not now have enough approved plans to complete the harvesting anticipated in its business plan for the year 2002." Likewise, at paragraph 14, Mr. Carter testified that "[I]f the Company can meet its THPs for this year, it is most likely to have a profitable year and provide stable, reliable service to its customers, pay its substantial annual bonded indebtedness of over $60 million, and provide steady and reliable employment for its employees."
(Emphasis added.)

         As explained at paragraph 7 of the Carter Declaration (and confirmed during the hearing on the Motion to Vacate), "[a]t the present time, the
Company's timber harvesting operations are being conducted on timber harvest plans that were approved consistently with the sustained yield plan, the programmatic 1603 permit, and the State's incidental take permit ("ITP").
Expenses have been incurred in good faith on the basis of the approval of those plans, and operations are continuing on those plans pursuant to section 4583 of the Forest Practice Act and general rules of constitutional law protecting vested rights." In other words, Real Parties have a number of already-approved
THPs pursuant to which operations were commenced and substantially completed prior to issuance of the August 29 Stay Order. Continued operations under these approved THPs were and are a part of Real Parties' harvesting plans for 2002, and are essential (along with the 6 THPs identified at paragraph 9 of the Carter
Declaration) for Real Parties' attainment of the 178 million board feet harvest level identified by Mr. Carter.

         In consideration of the Court's "recognition that important natural resources might be in jeopardy while the matter was proceeding to a conclusion"
(see Order at 2:13-15), it is our understanding that the Habitat Conservation
Plan's conservation measures associated with these THPs, including monitoring and enforcement of them, also are not enjoined.

         We are proceeding, in good faith, based upon the above understanding.

By:      /s/ Robert E. Manne
         Robert E. Manne
         President and CEO, The Pacific Lumber Company

By:      /s/ Robert C. Hight
         Robert C. Hight
         Director, California Department of Fish and Game

By:      /s/ Ross D. Johnson
         Ross D. Johnson
         Deputy Director, California Department of
         Forestry and Fire Protection